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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 16, 2003



                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
             (Exact name of registrant as specified in its charter)



   Delaware                       1-13925                       38-3389456
(State or other                 (Commission                   (IRS Employer
jurisdiction of                 File Number)                Identification No.)
incorporation)


                         5350 Lakeview Parkway South Dr.
                             Indianapolis, IN 46268
             (Address of principal executive offices, with zip code)



Registrant's telephone number, including area code:   (317) 715-4100



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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         On December 16, 2003, Championship Auto Racing Teams, Inc. ("Championship" or the "Company") (OTCBB: CPNT.OB) announced that it has cancelled the special meeting of its stockholders that was scheduled to be held on Friday, December 19, 2003.

         The special meeting had been called to allow Championship's stockholders to vote on a proposal to adopt the Agreement and Plan of Merger among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation and Championship. However, as announced today, Championship has entered into an Asset Purchase Agreement, pursuant to which, among other things, the Merger Agreement has been terminated by the mutual written consent of Open Wheel, Acquisition Corp. and Championship. As a result, Championship has cancelled the special meeting of its stockholders. It was reported previously that representatives of Open Wheel had advised Championship it did not believe that certain conditions to close the Merger Agreement were going to be met and, therefore, the merger would not be completed. Championship considered Open Wheel's position and believes that the closing condition requiring the absence of a material adverse effect could not be satisfied because of a decrease in the number of teams planning on participating in the 2004 season.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is incorporated by reference as part of this Report:

Exhibit         Description
-------         -----------
99.1            Press release dated December 16, 2003


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 16th day of December, 2003.

                                     CHAMPIONSHIP AUTO RACING TEAMS, INC.


                                     By:       /s/ Thomas L. Carter
                                        -----------------------------
                                              Thomas L. Carter,
                                              Chief Financial Officer

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